UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 14, 2006

NMT Medical, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware	000-21001	95-4090463
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

27 Wormwood Street Boston, Massachusetts	02210-1625
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 737-0930

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On August 14, 2006, NMT Medical, Inc. (the “Company”) entered into Amendment No. 1 (the “Amendment”) to the Amended and Restated Employment Agreement (the “Agreement”) with Richard E. Davis, the Company’s Vice President and Chief Financial Officer, providing for an extension of Mr. Davis’s current term of employment from its current termination date, December 31, 2006, to December 31, 2008. In addition, the Amendment provides that such term shall be automatically extended by an additional one-year term in the event that the Company fails to provide written notice of non-renewal of the Agreement to Mr. Davis not later than 180 days prior to the expiration of his then current employment term.

In addition, the Amendment also modifies certain arrangements relating to health insurance. Specifically, in the event (i) Mr. Davis dies during the term of his employment or (ii) a change of control of the Company occurs, the Amendment provides for the continuation of employee medical and dental insurance benefits for each of Mr. Davis’s children who is under the age of 22 at the time of such event, Mr. Davis’s spouse and, in the case of clause (ii), Mr. Davis for a period of 24 months following the month in which the event referenced in clause (i) or clause (ii) occurs. In addition, in the event the Company does not renew the Agreement in accordance with its terms, the Amendment provides for the continuation of medical and dental insurance benefits for each of Mr. Davis’s children who is under the age of 22 at the time of such event, Mr. Davis’s spouse and Mr. Davis for a period of 12 months following the month in which the Agreement is no longer in effect. Except for the insurance coverage provided following Mr. Davis’s death, the Amendment provides that the Company is not required to provide insurance continuation described above to the extent such benefits are being provided to Mr. Davis from another insurance carrier.

The Amendment also revises the payments to be made to Mr. Davis in the event of a change of control of the Company under the Agreement. Such cash payment will be equal to a percentage ranging from .25% to 1% of the total deal consideration paid by an acquirer in a transaction constituting a change of control of the Company. The percentage paid to Mr. Davis will vary based on the amount of the total deal consideration.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NMT MEDICAL, INC.

Date: August 15, 2006	By:	/s/ John E. Ahern John E. Ahern, President and Chief Executive Officer